Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

April 6, 2017

Sanchez Production Partners LP

Sanchez Production Partners GP LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement”) dated on or about the date hereof and the prospectus (the “Prospectus”) forming a part of the registration statement on Form S-3 (the “Registration Statement”) of Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), filed with the Securities Exchange Commission and declared effective on March 16, 2015, relating to the registration of the offering and sale (the “Offering”) of common units representing limited partner interests in the Partnership (the “Common Units”) having an aggregate offering price of up to $50,000,000 to be issued and sold by the Partnership through the Partnership’s sales agent, FBR Capital Markets & Co., from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended.

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” in the Prospectus Supplement (the “Discussion”). The statements in the Discussion, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the effective date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

ANDREWS KURTH KENYON LLP

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Sanchez Production Partners LP

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP